Exhibit 99.1

Strayer Education, Inc. Reports Fourth Quarter and Full Year 2011 Revenues and Earnings; and Winter Term 2012 Enrollments

-- Fourth Quarter Diluted EPS $2.30 --

-- Full Year Diluted EPS $8.88 --

HERNDON, Va.--(BUSINESS WIRE)--February 16, 2012--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months and year ended December 31, 2011. Financial highlights are as follows:

Three Months Ended December 31

  Revenues for the three months ended December 31, 2011 decreased 9% to $155.8 million, compared to $172.0 million for the same period in 2010, due to lower enrollment partly offset by a 5% tuition increase which commenced in January 2011.
  Income from operations was $45.4 million compared to $58.9 million for the same period in 2010, a decrease of 23%. Operating income margin was 29.1% compared to 34.3% in 2010.
  Net income was $26.7 million compared to $35.9 million for the same period in 2010, a decrease of 26%. Diluted earnings per share was $2.30 compared to $2.73 for the same period in 2010, a decrease of 16%. Diluted weighted average shares outstanding decreased 12% to 11,592,000 from 13,156,000 for the same period in 2010.

Year Ended December 31

  Revenues for the year ended December 31, 2011 decreased 1% to $627.4 million, compared to $636.7 million for the same period in 2010, due to lower average enrollment partly offset by a 5% tuition increase effective for 2011.
  Income from operations was $179.1 million compared to $215.8 million for the same period in 2010, a decrease of 17%. Operating income margin was 28.6% compared to 33.9% in 2010.
  Net income was $106.0 million compared to $131.3 million in 2010, a decrease of 19%. Diluted earnings per share was $8.88 compared to $9.70 in 2010, a decrease of 8%. Diluted weighted average shares outstanding decreased 12% to 11,943,000 from 13,535,000 in 2010.

Balance Sheet and Cash Flow

At December 31, 2011, the Company had cash and cash equivalents of $57.1 million. The Company generated $154.4 million in cash from operating activities in 2011 compared to $162.8 million during the same period in 2010. Capital expenditures in 2011 were $30.0 million compared to $46.0 million for the same period in 2010.

As previously announced, the Company entered into an amended and restated revolving credit and term loan agreement on April 4, 2011. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $100.0 million term loan facility with a maturity date of March 31, 2014. Proceeds from the term loan were used to pay off the $80.0 million outstanding at March 31, 2011 under the original revolving credit facility. At December 31, 2011, the Company had $97.5 million outstanding under its term loan and $20.0 million outstanding under its revolving credit facility.

During the fourth quarter of 2011, the Company invested $20.0 million to repurchase approximately 211,300 shares of stock at an average price of $94.64 per share as part of a previously announced stock repurchase authorization. During the year ended December 31, 2011, the Company invested $202.7 million to repurchase approximately 1,581,400 shares of common stock at an average price of $128.15 per share. At December 31, 2011, the Company’s remaining share repurchase authorization was $80.0 million. During the year ended December 31, 2011, the Company declared and paid regular, quarterly dividends totaling $49.1 million ($1.00 per share for each quarterly dividend).

For the fourth quarter of 2011, bad debt expense as a percentage of revenues was 4.4% compared to 4.2% for the same period in 2010. Days sales outstanding was 15 days at the end of the fourth quarter of 2011, compared to 12 days at the end of the fourth quarter of 2010.

Student Enrollment

Total enrollment at Strayer University for the 2012 winter term decreased 12% to 50,432 students compared to 57,608 students for the same term in 2011. Across the Strayer University campus network, continuing student enrollments decreased 13% and new student enrollments decreased 8%. Global online students decreased 17%, while students taking 100% of their classes online (including campus based students) decreased 9%.

Student Enrollment

	Winter	Winter	%
	2011	2012	Change
Campus Based Students:
New Campuses (30 in operation 3 or less years)
Classroom Students	1,910	2,046	7%
Online Students	2,360	2,995	27%
Total New Campus Based Students	4,270	5,041	18%

Mature Campuses (62 in operation more than 3 years)
Classroom Students	22,603	18,203	-19%
Online Students	24,850	22,319	-10%
Total Mature Campus Based Students	47,453	40,522	-15%
Total Campus Based Students	51,723	45,563	-12%
Global Online Students	5,885	4,869	-17%
Total University Enrollment	57,608	50,432	-12%

Total Students Taking 100% of Courses Online	33,095	30,183	-9%

Jack Welch Management Institute

As previously announced, Strayer University acquired the Jack Welch Management Institute, an online leadership education program that offers a differentiated executive MBA degree and executive certificates. The transaction closed in December.

Quarterly Cash Dividends

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $1.00 per share. This dividend will be paid on March 12, 2012 to shareholders of record as of February 29, 2012.

Shares and Options Outstanding

At December 31, 2011, the Company had 11,792,456 common shares issued and outstanding and 100,000 stock options outstanding with an exercise price of $107.28 and a remaining contractual life of one year.

Business Outlook

Based on the enrollments announced for the 2012 winter term and the planned investments in opening new campuses, the Company estimates first quarter 2012 diluted earnings per share will be in the range of $2.07 to $2.09.

2012 Annual Meeting of Stockholders

The Company announced today that its 2012 Annual Meeting of Stockholders will take place on Tuesday, April 24, 2012 at the Company’s office located at 2303 Dulles Station Blvd., Herndon, Virginia 20171. The record date for this annual meeting will be March 9, 2012.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2011 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (855) 859-2056 (conference id 32870725) starting at 1:00 p.m. (ET) today and will be available through Thursday, February 23, 2012, and archived at www.strayereducation.com for 90 days.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students at 92 campuses in 22 states and Washington, D.C. and worldwide via the Internet. Strayer University also offers an executive MBA online through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share data)

	For the three months		For the year
	ended December 31,		ended December 31,
	2010	2011	2010	2011
Revenues	$171,951	$155,824	$636,732	$627,434
Costs and expenses:
Instruction and educational support	74,153	72,483	269,557	292,003
Marketing	18,337	18,659	70,270	74,293
Admissions advisory	6,584	6,357	25,277	26,531
General and administration	13,972	12,956	55,857	55,464
Income from operations	58,905	45,369	215,771	179,143
Investment income	406	1	1,228	152
Interest expense	--	1,213	--	3,773
Income before income taxes	59,311	44,157	216,999	175,522
Provision for income taxes	23,428	17,486	85,739	69,478
Net income	$35,883	$26,671	$131,260	$106,044
Earnings per share:
Basic	$2.74	$2.31	$9.78	$8.91
Diluted	$2.73	$2.30	$9.70	$8.88
Weighted average shares outstanding:
Basic	13,083	11,564	13,426	11,906
Diluted	13,156	11,592	13,535	11,943
Shares outstanding at end of quarter	13,317	11,792	13,317	11,792
Dividends per share (paid)	$1.00	$1.00	$3.25	$4.00

STRAYER EDUCATION, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$64,107	$57,137
Marketable securities available for sale, at fair value	12,386	--
Tuition receivable, net of allowances for doubtful accounts of $7,935 and $7,279 at December 31, 2010 and 2011, respectively	22,011	25,006
Income taxes receivable	--	394
Other current assets	10,231	12,131
Total current assets	108,735	94,668
Property and equipment, net	116,063	121,149
Deferred income taxes	8,374	3,326
Goodwill	--	6,800
Other assets	2,006	5,190
Total assets	$235,178	$231,133

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,792	$34,039
Income taxes payable	934	--
Unearned tuition	3,523	15,364
Other current liabilities	281	281
Current portion of term loan	--	27,500
Total current liabilities	46,530	77,184
Revolving credit facility	--	20,000
Term loan, less current portion	--	70,000
Other long-term liabilities	12,644	21,656
Total liabilities	59,174	188,840
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 20,000,000 shares authorized; 13,316,822 and 11,792,456 shares issued and outstanding at December 31, 2010 and 2011, respectively	133	118
Additional paid-in capital	1,206	295
Retained earnings	174,625	42,491
Accumulated other comprehensive income (loss)	40	(611)
Total stockholders’ equity	176,004	42,293
Total liabilities and stockholders’ equity	$235,178	$231,133

STRAYER EDUCATION, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amount in thousands)

	For the year ended December 31,
	2010	2011
Cash flows from operating activities:
Net income	$131,260	$106,044
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(281)	(281)
Amortization of deferred rent	275	1,177
Gain on sale of marketable securities	(406)	(66)
Amortization of deferred financing costs	--	663
Depreciation and amortization	17,309	21,525
Deferred income taxes	353	3,722
Stock-based compensation	11,987	13,234
Changes in assets and liabilities:
Tuition receivable, net	(4,233)	(2,995)
Other current assets	(1,153)	(768)
Other assets	(258)	102
Accounts payable and accrued expenses	10,146	(3,360)
Income taxes payable and income taxes receivable	(1,358)	(1,279)
Excess tax benefits from stock-based payment arrangements	(2,808)	--
Unearned tuition	1,083	11,841
Other long-term liabilities	905	4,804
Net cash provided by operating activities	162,821	154,363
Cash flows from investing activities:
Purchases of property and equipment	(46,015)	(29,991)
Purchases of marketable securities	(559)	(2)
Proceeds from the sale of marketable securities	40,700	12,388
Acquisition of assets	--	(7,000)
Net cash used in investing activities	(5,874)	(24,605)
Cash flows from financing activities:
Common dividends paid	(44,541)	(49,105)
Proceeds from exercise of stock options	452	--
Excess tax benefits from stock-based payment arrangements	2,808	--
Repurchase of common stock	(115,517)	(202,664)
Proceeds from revolving credit facility	--	120,000
Payments on revolving credit facility	--	(100,000)
Proceeds from term loan	--	100,000
Payments on term loan	--	(2,500)
Payment of deferred financing costs	--	(2,459)
Net cash used in financing activities	(156,798)	(136,728)
Net increase (decrease) in cash and cash equivalents	149	(6,970)
Cash and cash equivalents – beginning of period	63,958	64,107
Cash and cash equivalents – end of period	$64,107	$57,137
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$5,508	$1,115

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President, Corporate Communications
703-247-2517
sonya.udler@strayer.edu